Exhibit 99.2

THE TIMBERLAND COMPANY

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

	July 1, 2011	December 31, 2010	July 2, 2010
Assets
Current assets
Cash and equivalents	$233,800	$272,221	$237,798
Accounts receivable, net of allowance for doubtful accounts of $7,577 at July 1, 2011, $10,859 at December 31, 2010 and $11,130 at July 2, 2010	116,701	188,336	86,836
Inventory	251,720	180,068	177,206
Prepaid expense	32,748	32,729	31,506
Prepaid income taxes	36,245	25,083	27,244
Deferred income taxes	19,343	22,562	27,085
Derivative assets	51	29	7,882

Total current assets	690,608	721,028	595,557

Property, plant and equipment and capitalized software costs, net	78,411	68,043	64,502
Deferred income taxes	10,148	15,594	18,683
Goodwill	38,958	38,958	38,958
Intangible assets, net	33,630	34,839	36,195
Other assets, net	18,264	13,897	12,670

Total assets	$870,019	$892,359	$766,565

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$110,156	$91,025	$78,946
Accrued expense
Payroll and related	30,262	47,376	27,678
Other	59,594	80,675	52,877
Income taxes payable	5,172	25,760	15,330
Deferred income taxes	—	—	388
Derivative liabilities	6,870	1,690	91

Total current liabilities	212,054	246,526	175,310

Other long-term liabilities	38,858	34,322	38,234
Commitments and contingencies (See Note 13) Stockholders’ equity
Preferred Stock, $.01 par value; 2,000,000 shares authorized; none issued	—	—	—
Class A Common Stock, $.01 par value (1 vote per share); 120,000,000 shares authorized; 77,091,327 shares issued at July 1, 2011, 75,543,672 shares issued at December 31, 2010 and 75,072,360 shares issued at July 2, 2010	771	756	751
Class B Common Stock, $.01 par value (10 votes per share); convertible into Class A shares on a one-for-one basis; 20,000,000 shares authorized; 10,568,389 shares issued and outstanding at July 1, 2011, 10,568,389 shares issued and outstanding at December 31, 2010 and 10,889,160 shares issued and outstanding at July 2, 2010	106	106	109
Additional paid-in capital	328,503	280,154	272,820
Retained earnings	1,069,170	1,071,305	976,978
Accumulated other comprehensive income	9,254	6,671	9,478
Treasury Stock at cost; 36,845,309 Class A shares at July 1, 2011, 35,610,050 Class A shares at December 31, 2010 and 33,511,452 Class A shares at July 2, 2010	(788,697)	(747,481)	(707,115)

Total stockholders’ equity	619,107	611,511	553,021

Total liabilities and stockholders’ equity	$870,019	$892,359	$766,565

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

THE TIMBERLAND COMPANY

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in Thousands, Except Per Share Data)

	For the Quarter Ended		For the Six Months Ended
	July 1, 2011	July 2, 2010	July 1, 2011	July 2, 2010
Revenue	$240,127	$188,954	$589,131	$505,996
Cost of goods sold	126,309	95,446	311,999	254,505

Gross profit	113,818	93,508	277,132	251,491

Operating expense
Selling	107,664	86,124	210,740	178,820
General and administrative	36,330	28,942	68,683	56,341
Impairment of goodwill	—	5,395	—	5,395
Impairment of intangible assets	736	7,854	736	7,854
Gain on termination of licensing agreements	—	(1,500)	—	(3,000)

Total operating expense	144,730	126,815	280,159	245,410

Operating income/(loss)	(30,912)	(33,307)	(3,027)	6,081

Other income/(expense), net
Interest income	155	148	285	221
Interest expense	(128)	(142)	(315)	(281)
Other, net	1,140	269	2,821	136

Total other income/(expense), net	1,167	275	2,791	76

Income/(loss) before income taxes	(29,745)	(33,032)	(236)	6,157
Income tax provision/(benefit)	(9,639)	(9,580)	1,899	3,862

Net income/(loss)	$(20,106)	$(23,452)	$(2,135)	$2,295

Earnings/(Loss) per share
Basic	$(.39)	$(.44)	$(.04)	$.04
Diluted	$(.39)	$(.44)	$(.04)	$.04
Weighted-average shares outstanding
Basic	51,191	53,225	51,052	53,698
Diluted	51,191	53,225	51,052	54,184

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

THE TIMBERLAND COMPANY

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

	For the Six Months Ended
	July 1, 2011	July 2, 2010
Cash flows from operating activities:
Net income/(loss)	$(2,135)	$2,295
Adjustments to reconcile net income/(loss) to net cash provided/(used) by operating activities:
Deferred income taxes	9,929	(4,811)
Share-based compensation	6,993	3,647
Depreciation and amortization	13,033	13,053
Provision for losses on accounts receivable	316	1,584
Impairment of goodwill	—	5,395
Impairment of intangible assets	736	7,854
Excess tax benefit from share-based compensation	(5,116)	(303)
Unrealized (gain)/loss on derivatives	283	(176)
Other non-cash charges/(credits), net	(32)	222
Increase/(decrease) in cash from changes in operating assets and liabilities:
Accounts receivable	75,438	53,559
Inventory	(71,005)	(20,139)
Prepaid expense and other assets	(1,954)	1,429
Accounts payable	19,416	(700)
Accrued expense	(41,607)	(43,006)
Prepaid income taxes	(11,163)	(15,451)
Income taxes payable	(15,527)	(3,611)
Other liabilities	2,160	205

Net cash provided/(used) by operating activities	(20,235)	1,046

Cash flows from investing activities:
Additions to property, plant and equipment	(19,236)	(7,289)
Other	(499)	(116)

Net cash used by investing activities	(19,735)	(7,405)

Cash flows from financing activities:
Common stock repurchases	(40,939)	(44,220)
Issuance of common stock	36,499	2,435
Excess tax benefit from share-based compensation	5,116	587
Other	(1,195)	(634)

Net cash used by financing activities	(519)	(41,832)

Effect of exchange rate changes on cash and equivalents	2,068	(3,850)

Net decrease in cash and equivalents	(38,421)	(52,041)
Cash and equivalents at beginning of period	272,221	289,839

Cash and equivalents at end of period	$233,800	$237,798

Supplemental disclosures of cash flow information:
Interest paid	$282	$276
Income taxes paid	$19,088	$26,891
Non-cash investing activity (ERP system costs on account)	$3,027	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

THE TIMBERLAND COMPANY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in Thousands, Except Share and Per Share Data)

Note 1. Summary of Significant Accounting Policies

Basis of Presentation

The unaudited condensed consolidated financial statements include the accounts of The Timberland Company and its subsidiaries (“we”, “our”, “us”, “its”, “Timberland” or the “Company”). These unaudited condensed consolidated financial statements should be read in conjunction with our consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2010.

The financial statements included in this Quarterly Report on Form 10-Q are unaudited, but in the opinion of management, such financial statements include the adjustments, consisting of normal recurring adjustments, necessary to present fairly the Company’s financial position, results of operations and changes in cash flows for the interim periods presented. The results reported in these financial statements are not necessarily indicative of the results that may be expected for the full year due, in part, to seasonal factors. Historically, our revenue has been more heavily weighted to the second half of the year.

The Company’s fiscal quarters end on the Friday closest to the day on which the calendar quarter ends, except that the fourth quarter and fiscal year end on December 31. The second quarters of our fiscal year in 2011 and 2010 ended on July 1, 2011 and July 2, 2010, respectively.

Acquisition by V.F. Corporation

On June 12, 2011, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with V.F. Corporation (“VF”) and VF Enterprises, Inc., a wholly owned subsidiary of VF (“Merger Sub”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly owned subsidiary of VF. Holders of the outstanding shares of the Company’s common stock at the effective time of the Merger will receive $43.00 per share in cash.

Concurrent with the execution of the Merger Agreement, Sidney W. Swartz, Chairman of the Company’s Board of Directors, Jeffrey B. Swartz, President and Chief Executive Officer of the Company, and certain other members of their families and certain trusts established for the benefit of their families or for charitable purposes (collectively, the “Supporting Stockholders”), who collectively control approximately 73.5% of the combined voting power of the Company’s outstanding Class A and Class B common stock, entered into a Voting Agreement (the “Voting Agreement”) with VF. The Voting Agreement provided that, so long as the Voting Agreement had not previously been terminated in accordance with its terms, the Supporting Stockholders would deliver a written consent adopting the Merger Agreement on July 26, 2011. The written consent was delivered on July 26, 2011, and no further action by any other Company stockholder is required to adopt the Merger Agreement or approve the Merger.

New Accounting Pronouncements

In June 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-05, Presentation of Comprehensive Income, which revises the manner in which entities present comprehensive income in their financial statements. The ASU removes the presentation options in Accounting Standard Codification Topic 220 and requires entities to report components of comprehensive income in either 1) a continuous statement of comprehensive income or 2) two separate but consecutive statements. The ASU, which does not change the items that must be reported in other comprehensive income or their accounting treatment, is effective for the Company beginning in the first quarter of 2012.

In May 2011, the FASB issued ASU No. 2011-04, Fair Value Measurement: Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS. This accounting standard update is the result of joint efforts by the FASB and IASB to develop a single converged fair value framework that provides guidance on how to measure fair value and on what disclosures to provide about fair value measurements. The ASU’s measurement and disclosure requirements, which are required to be applied prospectively, are effective for the Company beginning in the first quarter of

2012 and are not expected to have a material impact on the Company’s results of operations or financial position.

In December 2010, the FASB issued ASU No. 2010-28, When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units With Zero or Negative Carrying Amounts. This accounting standard update requires entities with a zero or negative carrying value to assess, considering adverse qualitative factors, whether it is more likely than not that a goodwill impairment exists. If an entity concludes that it is more likely than not that a goodwill impairment exists, the entity must perform step 2 of the goodwill impairment test. ASU No. 2010-28 was effective for impairment tests performed by the Company during 2011, and its adoption did not have an impact on the Company’s results of operations or financial position.

Note 2. Fair Value Measurements

Accounting Standards Codification Topic 820, Fair Value Measurements and Disclosures, establishes a fair value hierarchy that ranks the quality and reliability of the information used to determine fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Level 3 inputs are unobservable data points for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability. The Company recognizes and reports significant transfers between Level 1 and Level 2, and into and out of Level 3, as of the actual date of the event or change in circumstances that caused the transfer.

Financial Assets and Liabilities

The following tables present information about our assets and liabilities measured at fair value on a recurring basis as of July 1, 2011, December 31, 2010, and July 2, 2010:

Description	Level 1	Level 2	Level 3	Impact of Netting	July 1, 2011
Assets:
Cash equivalents:
Time deposits	$—	$90,000	$—	$—	$90,000
Mutual funds	$—	$16,020	$—	$—	$16,020

Foreign exchange forward contracts:
Derivative assets	$—	$586	$—	$(441)	$145

Cash surrender value of life insurance	$—	$8,436	$—	$—	$8,436

Liabilities:
Foreign exchange forward contracts:
Derivative liabilities	$—	$7,382	$—	$(441)	$6,941

Description	Level 1	Level 2	Level 3	Impact of Netting	December 31, 2010
Assets:
Cash equivalents:
Time deposits	$—	$95,000	$—	$—	$95,000
Mutual funds	$—	$13,202	$—	$—	$13,202

Foreign exchange forward contracts:
Derivative assets	$—	$1,801	$—	$(1,771)	$30

Cash surrender value of life insurance	$—	$7,564	$—	$—	$7,564

Liabilities:
Foreign exchange forward contracts:
Derivative liabilities	$—	$3,572	$—	$(1,771)	$1,801

Description	Level 1	Level 2	Level 3	Impact of Netting	July 2, 2010
Assets:
Cash equivalents:
Time deposits	$—	$85,004	$—	$—	$85,004
Mutual funds	$—	$36,992	$—	$—	$36,992

Foreign exchange forward contracts:
Derivative assets	$—	$8,612	$—	$(730)	$7,882

Cash surrender value of life insurance	$—	$6,779	$—	$—	$6,779

Liabilities:
Foreign exchange forward contracts:
Derivative liabilities	$—	$821	$—	$(730)	$91

Cash equivalents, included in cash and equivalents on our unaudited condensed consolidated balance sheet, include money market mutual funds and time deposits placed with a variety of high credit quality financial institutions. Time deposits are valued based on current interest rates and mutual funds are valued at the net asset value of the fund. The carrying values of accounts receivable and accounts payable approximate their fair values due to their short-term maturities.

The fair value of the derivative contracts in the table above is reported on a gross basis by level based on the fair value hierarchy with a corresponding adjustment for netting for financial statement presentation purposes, where appropriate. The Company often enters into derivative contracts with a single counterparty and certain of these contracts are covered under a master netting agreement. The fair values of our foreign currency forward contracts are based on quoted market prices or pricing models using current market rates. As of July 1, 2011, the derivative contracts above include $94 of assets and $71 of liabilities included in other assets, net and other long-term liabilities, respectively, on our unaudited condensed consolidated balance sheet. As of December 31, 2010, the derivative contracts above include $1 of assets and $111 of liabilities included in other assets, net and other long-term liabilities, respectively, on our unaudited condensed consolidated balance sheet. There were no derivative contracts included in other assets, net or other long-term liabilities on our unaudited condensed consolidated balance sheet as of July 2, 2010.

The cash surrender value of life insurance represents insurance contracts held as assets in a rabbi trust to fund the Company’s deferred compensation plan. These assets are included in other assets, net on our unaudited condensed consolidated balance sheet. The cash surrender value of life insurance is based on the net asset values of the underlying funds available to plan participants.

Nonfinancial Assets

Goodwill and indefinite-lived intangible assets are tested for impairment annually at the end of our second quarter and when events occur or circumstances change that would, more likely than not, reduce the fair value of a business unit or an intangible asset with an indefinite-life below its carrying value. Events or changes in circumstances that may trigger interim impairment reviews include significant changes in business climate, operating results, planned investment in the business unit or an expectation that the carrying amount may not be recoverable, among other factors. The goodwill impairment test, performed at a reporting unit level, is a two-step test that requires, under the first test, that we determine the fair value of a reporting unit and compare it to the reporting unit’s carrying value, including goodwill. We use established income and market valuation approaches to determine the fair value of the reporting unit. For trademark intangible assets, management uses the relief-from-royalty method in which fair value is the discounted value of forecasted royalty revenue arising from a trademark using a royalty rate that an independent third party would pay for use of that trademark. Further information regarding the fair value measurements is provided below.

2011 Analysis

We completed our annual impairment test of goodwill and indefinite-lived trademarks at the end of our second quarter. We determined that the carrying value of the howies trademark exceeded its estimated fair value and, accordingly, recorded an impairment charge of $736. This charge is reflected in the Europe segment. We also concluded that the fair values of the SmartWool trademark and the reporting units to which goodwill relates substantially exceeded their respective carrying values. Accordingly, we did not identify any impairment.

Our test of goodwill requires that we assess the fair value of the North America Wholesale and Europe Wholesale reporting units. We determined their fair value as of July 2, 2010, by preparing a discounted cash flow analysis using forward-looking projections of the reporting units’ future operating results, as well as consideration of market valuation approaches. When completing the step-one test on July 1, 2011, we elected to carry forward the previous determination of fair value for our North America Wholesale and Europe Wholesale reporting units rather than reassess their fair value. We elected to carry forward the previous determination of fair value because we met the following requirements: (i) The most recent fair value determination exceeded the carrying amount by a substantial margin; (ii) based on an analysis of the events that have transpired since last year’s fair valuation, the likelihood was remote that the current fair value would be less than the current carrying amount of the reporting unit; and (iii) the assets or liabilities of the reporting units have not changed significantly since the valuation.

howies

The Company completed its annual impairment testing for the howies indefinite-lived trademark intangible asset in the second quarter of 2011, and recorded a non-cash impairment charge of $736 in its consolidated statement of operations. Management’s business plans and projections were used to develop the expected cash flows for the next five years and a 4% residual revenue growth rate applied thereafter. The analysis reflects a market royalty rate of 1.5% and a weighted average discount rate of 25%, derived primarily from published sources and adjusted for increased market risk. The impairment charge reduced the howies trademark to its estimated fair value of $540 at July 1, 2011.

2010 Analysis

During the quarter ended July 2, 2010, management concluded that the carrying value of goodwill exceeded the estimated fair value for its IPath, North America Retail and Europe Retail reporting units and, accordingly, recorded an impairment charge of $5,395. Management also concluded that the carrying value of the IPath and howies trademarks and other intangible assets exceeded the estimated fair value and, accordingly, recorded an impairment charge of $7,854. The Company’s North America Wholesale and Europe Wholesale business units had fair values substantially in excess of their carrying value. See Note 9 to the unaudited condensed consolidated financial statements.

Impairment charges included in the second quarter of 2010 unaudited condensed consolidated statement of operations, by segment, are as follows:

	North America		Sub-	Europe			Sub-	Total
	IPath	Retail	Total	IPath	howies	Retail	Total	Company
Goodwill	$4,118	$794	$4,912	$—	$—	$483	$483	$5,395
Trademarks	2,032	—	2,032	1,169	3,181	—	4,350	6,382
Other intangibles	1,228	—	1,228	—	244	—	244	1,472

	$7,378	$794	$8,172	$1,169	$3,425	$483	$5,077	$13,249

These non-recurring fair value measurements were developed using significant unobservable inputs (Level 3). For goodwill, the primary valuation technique used was the discounted cash flow analysis based on management’s estimates of forecasted cash flows for each business unit, with those cash flows discounted to present value using rates proportionate with the risks of those cash flows. In addition, management used a market-based valuation method involving analysis of market multiples of revenues and earnings before interest, taxes, depreciation and amortization for a group of similar publicly traded companies and, if applicable, recent transactions involving comparable companies. The Company believes the blended use of these models balances the inherent risk associated with either model if used on a stand-alone basis, and this combination is indicative of the factors a market participant would consider when performing a similar valuation. For trademark intangible assets, management used the relief-from-royalty method in which fair value is the discounted value of forecasted royalty revenue arising from a trademark using a royalty rate that an independent third party would pay for use of that trademark. Further information regarding the fair value measurements is provided below.

IPath

The IPath business unit did not meet the revenue and earnings growth forecasted at its acquisition in April 2007. Accordingly, during the second quarter of 2010, management reassessed the financial expectations of this business as part of its long range planning process. The revenue and earnings growth assumptions were developed based on near term trends, potential opportunities and planned investment in the IPath® brand. Management’s business plans and projections were used to develop the expected cash flows for the next five years and a 4% residual revenue growth rate applied thereafter. The analysis reflects a market royalty rate of 1.5% and a weighted average discount rate of 22%, derived primarily from published sources and adjusted for increased market risk. After the charges in the table above, there was $720 of finite-lived trademark intangible assets remaining at July 2, 2010. The carrying value of IPath’s goodwill was reduced to zero.

howies

howies had not met the revenue and earnings growth forecasted at its acquisition in December 2006. Accordingly, during the second quarter of 2010, management reassessed the financial expectations of this business as part of its long range planning process. The revenue and earnings growth assumptions were developed based on near term trends, potential opportunities and planned investment in the howies® brand. Management’s business plans and projections were used to develop the expected cash flows for the next five years and a 4% residual revenue growth rate applied thereafter. The analysis reflects a market royalty rate of 2% and a weighted average discount rate of 24%, derived primarily from published sources and adjusted for increased market risk. After the charges in the table above, there was $1,200 of indefinite-lived trademark intangible assets remaining at July 2, 2010.

North America and Europe Retail

The Company’s retail businesses in North America and Europe have been negatively impacted by continued weakness in the macroeconomic environment, low consumer spending and a longer than expected economic recovery. The fair value of these businesses using the discounted cash flow analysis were based on management’s business plans and projections for the next five years and a 4% residual growth thereafter. The analysis reflects a weighted average discount rate in the range of 19%, derived primarily from published sources and adjusted for increased market risk. After the charges in the table above, the carrying value of the goodwill was zero at July 2, 2010.

Note 3. Derivatives

In the normal course of business, the financial position and results of operations of the Company are impacted by currency rate movements in foreign currency denominated assets, liabilities and cash flows as we purchase and sell goods in local currencies. We have established policies and business practices that are intended to mitigate a portion of the effect of these exposures. We use derivative financial instruments, specifically forward contracts, to manage our currency exposures. These derivative instruments are viewed as risk management tools and are not used for trading or speculative purposes. Derivatives entered into by the Company are either designated as cash flow hedges of forecasted foreign currency transactions or are undesignated economic hedges of existing intercompany assets and liabilities, certain third party assets and liabilities, and non-US dollar-denominated cash balances.

Derivative instruments expose us to credit and market risk. The market risk associated with these instruments resulting from currency exchange movements is expected to offset the market risk of the underlying transactions being hedged. We do not believe there is a significant risk of loss in the event of non-performance by the counterparties associated with these instruments because these transactions are executed with a group of major financial institutions and have varying maturities through January 2013. As a matter of policy, we enter into these contracts only with counterparties having a minimum investment-grade or better credit rating. Credit risk is managed through the continuous monitoring of exposures to such counterparties.

Cash Flow Hedges

The Company principally uses foreign currency forward contracts as cash flow hedges to offset a portion of the effects of exchange rate fluctuations on certain of its forecasted foreign currency denominated sales transactions. The Company’s cash flow exposures include anticipated foreign currency transactions, such as foreign currency denominated sales, costs, expenses and inter-company charges, as well as collections and payments. The risk in these exposures is the potential for losses associated with the remeasurement of non-functional currency cash flows into the functional currency. The Company has a hedging program to aid in mitigating its foreign currency exposures and to decrease the volatility in earnings. Under this hedging program, the Company performs a quarterly assessment of the effectiveness of the hedge relationship and measures and recognizes any hedge ineffectiveness in earnings. A hedge is effective if the changes in the fair value of the derivative provide offset of at least 80 percent and not more than 125 percent of the changes in the fair value or cash flows of the hedged item attributable to the risk being hedged. The Company uses regression analysis to assess the effectiveness of a hedge relationship.

Forward contracts designated as cash flow hedging instruments are recorded in our unaudited condensed consolidated balance sheets at fair value. The effective portion of gains and losses resulting from changes in the fair value of these hedge instruments are deferred in accumulated other comprehensive income (“OCI”) and reclassified to earnings, in cost of goods sold, in the period that the hedged transaction is recognized in earnings. Cash flows associated with these contracts are classified as operating cash flows in the unaudited condensed consolidated statements of cash flows. Hedge ineffectiveness is evaluated using the hypothetical derivative method, and the ineffective portion of the hedge is reported in our unaudited condensed consolidated statements of operations in other, net. The amount of hedge ineffectiveness reported in other, net for the quarters ended July 1, 2011 and July 2, 2010 was not material.

The notional value of foreign currency forward sell contracts entered into as cash flow hedges is as follows:

	Notional Amount
Currency	July 1, 2011	December 31, 2010	July 2, 2010
Pound Sterling	$33,161	$23,536	$22,814
Euro	135,140	88,414	70,080
Japanese Yen	30,063	22,817	16,856

Total	$198,364	$134,767	$109,750

Latest Maturity Date	January 2013	January 2012	April 2011

Other Derivative Contracts

We also enter into derivative contracts to manage foreign currency exchange risk on intercompany accounts receivable and payable, third-party accounts receivable and payable, and non-U.S. dollar-denominated cash balances using forward contracts. These forward contracts, which are undesignated hedges of economic risk, are recorded at fair value on the unaudited condensed consolidated balance sheets, with changes in the fair value of these instruments recognized in earnings immediately. The gains or losses related to the contracts largely offset the remeasurement of those assets and liabilities. Cash flows associated with these contracts are classified as operating cash flows in the unaudited condensed consolidated statements of cash flows.

The notional value of foreign currency forward (buy) and sell contracts entered into to mitigate the foreign currency risk associated with certain balance sheet items is as follows (the contract amount represents the net amount of all purchase and sale contracts of a foreign currency):

	Notional Amount
Currency	July 1, 2011	December 31, 2010	July 2, 2010
Pound Sterling	$14,396	$9,312	$(18,221)
Euro	5,798	8,913	(6,558)
Japanese Yen	17,339	28,680	7,309
Canadian Dollar	4,871	6,013	4,855
Norwegian Kroner	3,657	2,219	2,711
Swedish Krona	3,470	2,601	1,970

Total	$49,531	$57,738	$(7,934)

Sell Contracts	$68,725	$71,799	$38,496
Buy Contracts	(19,194)	(14,061)	(46,430)

Total Contracts	$49,531	$57,738	$(7,934)

Latest Maturity Date	October 2011	April 2011	October 2010

Fair Value of Derivative Instruments

The following table summarizes the fair values and presentation in the unaudited condensed consolidated balance sheets for derivatives, which consist of foreign exchange forward contracts, as of July 1, 2011, December 31, 2010 and July 2, 2010:

Balance Sheet Location	July 1, 2011	Asset Derivatives Fair Value December 31, 2010	July 2, 2010	July 1, 2011	Liability Derivatives Fair Value December 31, 2010	July 2, 2010
Derivatives designated as hedge instruments:

Derivative assets	$—	$—	$8,437	$—	$—	$679
Derivative liabilities	242	1,693	45	6,962	3,284	57
Other assets, net	164	6	—	70	5	—
Other long-term liabilities	96	67	—	167	178	—

	$502	$1,766	$8,482	$7,199	$3,467	$736

Derivatives not designated as hedge instruments:

Derivative assets	$74	$29	$124	$24	$—	$—
Derivative liabilities	10	6	6	159	105	85

	$84	$35	$130	$183	$105	$85

Total derivatives	$586	$1,801	$8,612	$7,382	$3,572	$821

The Effect of Derivative Instruments on the Statements of Operations for the Quarters Ended July 1, 2011 and July 2, 2010

Derivatives in Cash Flow	Amount of Gain/(Loss) Recognized in OCI on Derivatives (Effective Portion)			Location of Gain/(Loss) Reclassified from Accumulated OCI into Income	Amount of Gain/(Loss) Reclassified from Accumulated OCI into Income (Effective Portion)
Hedging Relationships	2011	2010		(Effective Portion)	2011	2010
Foreign exchange forward contracts	$(3,319)	$2,812	(1)	Cost of goods sold	$(583)	$273

(1)

Amount reported in the prior year of $7,358 was decreased by $4,546 in the current year to $2,812. This amount represents the gain on derivatives recognized in other comprehensive income during the period and was changed to conform to the current period presentation.

The Company expects to reclassify pre-tax losses of $6,717 to the income statement within the next twelve months.

Derivatives not Designated	Location of Gain/(Loss)Recognized	Amount of Gain/(Loss) Recognized in Income on Derivatives
as Hedging Instruments	In Income on Derivatives	2011	2010
Foreign exchange forward contracts	Other, net	$(809)	$1,545

The Effect of Derivative Instruments on the Statements of Operations for the Six Months Ended July 1, 2011 and July 2, 2010

Derivatives in Cash Flow	Amount of Gain/(Loss) Recognized in OCI on Derivatives (Effective Portion)			Location of Gain/(Loss) Reclassified from Accumulated OCI into Income	Amount of Gain/(Loss) Reclassified from Accumulated OCI into Income (Effective Portion)
Hedging Relationships	2011	2010		(Effective Portion)	2011	2010
Foreign exchange forward contracts	$(8,625)	$8,412	(1)	Cost of goods sold	$(3,631)	$1,606

(1)

Amount reported in the prior year of $7,358 was increased by $1,054 in the current year to $8,412. This amount represents the gain on derivatives recognized in other comprehensive income during the period and was changed to conform to the current period presentation.

Derivatives not Designated	Location of Gain/(Loss)Recognized	Amount of Gain/(Loss) Recognized in Income on Derivatives
as Hedging Instruments	In Income on Derivatives	2011	2010
Foreign exchange forward contracts	Other, net	$(764)	$(622)

Note 4. Share-Based Compensation

Share-based compensation costs were as follows in the quarters and six months ended July 1, 2011 and July 2, 2010, respectively:

	For the Quarter Ended
	July 1, 2011	July 2, 2010
Cost of goods sold	$64	$107
Selling expense	1,064	672
General and administrative expense	2,254	1,310

Total share-based compensation	$3,382	$2,089

	For the Six Months Ended
	July 1, 2011	July 2, 2010
Cost of goods sold	$122	$188
Selling expense	2,178	1,171
General and administrative expense	4,693	2,288

Total share-based compensation	$6,993	$3,647

Long Term Incentive Programs

2011 Executive Long Term Incentive Program

On March 2, 2011, the Management Development and Compensation Committee of the Board of Directors (the “MDCC”) approved the terms of The Timberland Company 2011 Executive Long Term Incentive Program (“2011 LTIP”) with respect to equity awards to be made to certain of the Company’s executives and employees. On March 3, 2011, the Board of Directors also approved the 2011 LTIP with respect to the Company’s Chief Executive Officer. The 2011 LTIP was established under the Company’s 2007 Incentive Plan. The awards are subject to future performance, and consist of performance stock units (“PSUs”), equal in value to one share of the Company’s Class A Common Stock, and performance stock options (“PSOs”), with an exercise price of $38.52 (the closing price of the Company’s Class A Common Stock as quoted on the New York Stock Exchange on March 3, 2011, the date of grant). On May 26, 2011, additional awards were made under the 2011 LTIP consisting of PSUs equal in value to one share of the Company’s Class A Common Stock, and PSOs with an exercise price of $32.51 (the closing price of the Company’s Class A Common Stock as quoted on the New York Stock Exchange on May 26, 2011, the date of grant). Shares with respect to the PSUs will be granted and will vest following the end of the applicable performance period and approval by the Board of Directors, or a committee thereof, of the achievement of the applicable performance metric. The PSOs will vest in three equal annual installments following the end of the applicable performance period and approval by the Board of Directors, or a committee thereof, of the achievement of the applicable performance metric. The payout of the performance awards will be based on the Company’s achievement of certain levels of revenue growth and earnings before interest, taxes, depreciation and amortization (“EBITDA”), with threshold, target and maximum award levels based upon actual revenue growth and EBITDA of the Company during the applicable performance periods equaling or exceeding such levels. The performance period for the PSUs is the three-year period from January 1, 2011 through December 31, 2013, and the performance period for the PSOs is the twelve-month period from January 1, 2011 through December 31, 2011. No awards shall be made or earned, as the case may be, unless the threshold goal is attained, and the maximum payout may not exceed 200% of the target award.

The maximum number of shares to be awarded with respect to PSUs under the 2011 LTIP grants is 262,748, which, if earned, will be settled in early 2014. Based on current estimates of the performance metrics, unrecognized compensation expense with respect to the 2011 PSUs was $4,299 as of July 1, 2011. This expense is expected to be recognized over a weighted-average remaining period of 2.7 years.

The maximum number of shares subject to exercise with respect to PSOs under the 2011 LTIP grants is 359,058, which, if earned, will be settled, subject to the vesting schedule noted above, in early 2012. Based on current estimates of the performance metrics, unrecognized compensation expense related to the 2011 PSOs was $2,946 as of July 1, 2011. This expense is expected to be recognized over a weighted-average remaining period of 3.7 years.

2010 Executive Long Term Incentive Program

On March 3, 2010, the MDCC approved the terms of The Timberland Company 2010 Executive Long Term Incentive Program (“2010 LTIP”) with respect to equity awards to be made to certain of the Company’s executives and employees. On March 4, 2010, the Board of Directors also approved the 2010 LTIP with respect to the Company’s Chief Executive Officer. On May 13, 2010, additional awards were made under the 2010 LTIP.

The maximum number of shares to be awarded with respect to PSUs under the 2010 LTIP grants is 519,800, which, if earned, will be settled in early 2013. Based on current estimates of the performance metrics, unrecognized compensation expense with respect to the 2010 PSUs was $2,523 as of July 1, 2011. This expense is expected to be recognized over a weighted-average remaining period of 1.7 years.

Based on actual 2010 performance, the number of shares subject to exercise with respect to PSOs under the 2010 LTIP grants is 491,842, which shares were settled on March 3, 2011, subject to vesting in three equal annual installments.

2009 Executive Long Term Incentive Program

On March 4, 2009, the MDCC of the Board of Directors approved the terms of The Timberland Company 2009 Executive Long Term Incentive Program (“2009 LTIP”) with respect to equity awards to be made to certain of the Company’s executives and employees. On March 5, 2009, the Board of Directors also approved the 2009 LTIP with respect to the Company’s Chief Executive Officer. On May 21, 2009, additional awards were made under the 2009 LTIP.

The maximum number of shares to be awarded with respect to PSUs under the 2009 LTIP grants is 745,000, which, if earned, will be settled in early 2012. Based on current estimates of the performance metrics, unrecognized compensation expense with respect to the 2009 PSUs was $1,048 as of July 1, 2011. This expense is expected to be recognized over a weighted-average remaining period of 0.7 years.

The Company estimates the fair value of its PSOs on the date of grant using the Black-Scholes option valuation model, which employs the following assumptions:

	2011 LTIP	2010 LTIP
	For the Quarter Ended July 1, 2011	For the Quarter Ended July 2, 2010
Expected volatility	52.6%	48.7%
Risk-free interest rate	2.1%	2.5%
Expected life (in years)	5.0	5.0
Expected dividends	—	—

	2011 LTIP	2010 LTIP
	For the Six Months Ended July 1, 2011	For the Six Months Ended July 2, 2010
Expected volatility	49.4%	49.3%
Risk-free interest rate	2.4%	2.8%
Expected life (in years)	6.2	6.3
Expected dividends	—	—

The following summarizes activity associated with PSOs earned under the Company’s 2009 and 2010 LTIP and excludes the performance-based awards noted above under the 2011 LTIP for which performance conditions have not been met:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2011	569,065	$9.50
Settled	491,842	19.55
Exercised	(41,436)	9.79
Expired or forfeited	(7,948)	22.55

Outstanding at July 1, 2011	1,011,523	$14.28	8.2	$29,155

Vested or expected to vest at July 1, 2011	951,218	$14.09	8.1	$27,591

Exercisable at July 1, 2011	148,239	$9.43	7.7	$4,991

Unrecognized compensation expense related to these PSOs was $2,746 as of July 1, 2011. This expense is expected to be recognized over a weighted-average remaining period of 1.7 years.

Other Long Term Incentive Programs

During 2010, the MDCC approved a program to award cash or equity awards based upon the achievement of certain project milestones. Awards will be granted upon approval of performance criteria achievement by a steering committee designated by the Board of Directors, and, if equity based, will vest immediately upon achievement of certain project milestones. The Company expects the milestones to be achieved at various stages through 2013. The maximum aggregate value which may be earned by current plan participants in the program is $2,660, and the number of equity awards to be issued, if applicable, will be determined based on the fair market value of the Company’s Class A Common Stock on the date of issuance. Unrecognized compensation expense related to these awards was $1,192 as of July 1, 2011, and the expense is expected to be recognized over a weighted-average remaining period of 1.5 years.

Stock Options

The Company estimates the fair value of its stock option awards on the date of grant using the Black-Scholes option valuation model, which employs the assumptions noted in the following table, for stock option awards excluding awards issued under the Company’s Long Term Incentive Programs discussed above:

	For the Quarter Ended		For the Six Months Ended
	July 1, 2011	July 2, 2010	July 1, 2011	July 2, 2010
Expected volatility	52.6%	48.7%	51.0%	48.7%
Risk-free interest rate	2.1%	2.5%	2.1%	2.5%
Expected life (in years)	5.0	5.0	5.0	5.0
Expected dividends	—	—	—	—

The following summarizes transactions under stock option arrangements excluding awards under the 2009 and 2010 LTIP, which are summarized in the table above, and the performance-based awards under the 2011 LTIP noted above for which performance conditions have not been met:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2011	3,659,924	$25.29
Granted	61,806	38.47
Exercised	(1,358,656)	26.12
Expired or forfeited	(29,068)	29.00

Outstanding at July 1, 2011	2,334,006	$25.12	5.0	$41,976

Vested or expected to vest at July 1, 2011	2,304,438	$25.11	4.9	$41,462

Exercisable at July 1, 2011	2,001,903	$25.94	4.4	$34,346

Unrecognized compensation expense related to nonvested stock options was $2,089 as of July 1, 2011. This expense is expected to be recognized over a weighted-average remaining period of 1.5 years.

Nonvested Shares

There were 24,960 nonvested stock awards with a weighted-average grant date fair value of $9.34 outstanding on January 1, 2011. These awards vested in their entirety during the first quarter of 2011, and there is no unrecognized compensation expense associated with them.

Changes in the Company’s restricted stock units, excluding awards under the Company’s Long Term Incentive Programs discussed above, for the quarter ended July 1, 2011 are as follows:

	Stock Units	Weighted- Average Grant Date Fair Value
Nonvested at January 1, 2011	259,992	$18.27
Awarded	58,293	35.64
Vested	(118,922)	17.74
Forfeited	(5,238)	24.70

Nonvested at July 1, 2011	194,125	$23.64

Expected to vest at July 1, 2011	178,909	$23.43

Unrecognized compensation expense related to nonvested restricted stock units was $3,564 as of July 1, 2011 and the expense is expected to be recognized over a weighted-average remaining period of 1.5 years.

Note 5. Earnings/(Loss) Per Share

Basic and diluted loss per share (“LPS”) for the quarters ended July 1, 2011 and July 2, 2010 and the six months ended July 1, 2011 exclude common stock equivalents and are computed by dividing net loss by the weighted-average number of common shares outstanding for the periods presented.

Basic earnings per share (“EPS”) excludes common stock equivalents and is computed by dividing net income by the weighted-average number of common shares outstanding for the periods presented. Diluted EPS reflects the potential dilution that would occur if potentially dilutive securities such as stock options were exercised and nonvested shares vested, to the extent such securities would not be anti-dilutive.

The following is a reconciliation of the number of shares (in thousands) for the basic and diluted EPS computation for the six months ended July 2, 2010:

	Net Income	Weighted- Average Shares	Per-Share Amount
Basic EPS	$2,295	53,698	$.04
Effect of dilutive securities:
Stock options and employee stock purchase plan shares	—	323	—
Nonvested shares	—	163	—

Diluted EPS	$2,295	54,184	$.04

The following securities (in thousands) were outstanding as of July 1, 2011 and July 2, 2010, but were not included in the computation of diluted EPS/(LPS) as their inclusion would be anti-dilutive:

	For the Quarter Ended		For the Six Months Ended
	July 1, 2011	July 2, 2010	July 1, 2011	July 2, 2010
Anti-dilutive securities	1,214	2,967	1,336	2,491

Note 6. Comprehensive Income/(Loss)

Comprehensive income/(loss) for the quarters and six months ended July 1, 2011 and July 2, 2010 is as follows:

	For the Quarter Ended		For the Six Months Ended
	July 1, 2011	July 2, 2010	July 1, 2011	July 2, 2010
Net income/(loss)	$(20,106)	$(23,452)	$(2,135)	$2,295
Change in cumulative translation adjustment	2,390	(4,512)	7,369	(11,990)
Change in fair value of cash flow hedges, net of taxes	(2,599)	2,412	(4,744)	6,466
Change in other adjustments, net of taxes	13	6	(42)	(46)

Comprehensive income/loss	$(20,302)	$(25,546)	$448	$(3,275)

The components of accumulated other comprehensive income as of July 1, 2011, December 31, 2010 and July 2, 2010 were:

	July 1, 2011	December 31, 2010	July 2, 2010
Cumulative translation adjustment	$15,392	$8,023	$1,663
Fair value of cash flow hedges, net of taxes of $(333) at July 1, 2011, $(84) at December 31, 2010 and $388 at July 2, 2010	(6,335)	(1,591)	7,370
Other adjustments, net of taxes of $61 at July 1, 2011, $96 at December 31, 2010 and $105 at July 2, 2010	197	239	445

Total	$9,254	$6,671	$9,478

Note 7. Business Segments and Geographic Information

The Company has three reportable segments: North America, Europe and Asia. The composition of the segments is consistent with that used by the Company’s chief operating decision maker.

The North America segment is comprised of the sale of products to wholesale and retail customers in North America. It includes Company-operated specialty and factory outlet stores in the United States and our United States e-commerce business. This segment also includes royalties from licensed products sold worldwide, the related management costs and expenses associated with our worldwide licensing efforts, and certain marketing expenses and value-added services.

The Europe and Asia segments each consist of the marketing, selling and distribution of footwear, apparel and accessories outside of the United States. Products are sold outside of the United States through our subsidiaries (which use wholesale, retail and e-commerce channels to sell footwear, apparel and accessories), franchisees and independent distributors.

Unallocated Corporate consists primarily of corporate finance, information services, legal and administrative expenses, share-based compensation costs, global marketing support expenses, worldwide product development costs and other costs incurred in support of Company-wide activities. Unallocated Corporate also includes certain value chain costs such as sourcing and logistics, as well as inventory variances. Additionally, Unallocated Corporate includes total other income/(expense), net, which is comprised of interest income, interest expense, and other, net, which includes foreign exchange gains and losses resulting from changes in the fair value of financial derivatives not designated as hedges, currency gains and losses incurred on the settlement of local currency denominated assets and liabilities, and other miscellaneous non-operating income/(expense). Such income/(expense) is not allocated among the reportable business segments.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. We evaluate segment performance based on revenue and operating income. Total assets are disaggregated to the extent that assets apply specifically to a single segment. Unallocated Corporate assets primarily consist of cash and equivalents, tax assets, manufacturing/sourcing assets, computers and related equipment, and transportation equipment.

Operating income/loss shown below for the quarter and six months ended July 1, 2011 includes an impairment charge of $736 in Europe related to a certain intangible asset. Operating income/(loss) shown below for the quarter and six months ended July 2, 2010 includes impairment charges of $8,172 and $5,077 in North America and Europe, respectively, related to goodwill and certain other intangible assets. See Notes 2 and 9 to the unaudited condensed consolidated financial statements for additional information. Operating income for North America for the quarter and six months ended July 2, 2010 also includes gains related to the termination of licensing agreements of $1,500 and $3,000, respectively.

For the Quarter Ended July 1, 2011 and July 2, 2010

	North America	Europe	Asia	Unallocated Corporate	Consolidated
2011
Revenue	$106,134	$91,713	$42,280	$—	$240,127
Operating income/(loss)	8,131	(6,198)	1,523	(34,368)	(30,912)
Income/(loss) before income taxes	8,131	(6,198)	1,523	(33,201)	(29,745)
Total assets	250,244	340,345	78,612	200,818	870,019
Goodwill	31,964	6,994	—	—	38,958

2010
Revenue	$91,995	$66,750	$30,209	$—	$188,954
Operating income/(loss)	2,921	(11,812)	2,630	(27,046)	(33,307)
Income/(loss) before income taxes	2,921	(11,812)	2,630	(26,771)	(33,032)
Total assets	211,059	323,512	49,459	182,535	766,565
Goodwill	31,964	6,994	—	—	38,958

For the Six Months Ended July 1, 2011 and July 2, 2010

	North America	Europe	Asia	Unallocated Corporate	Consolidated
2011
Revenue	$238,117	$257,418	$93,596	$—	$589,131
Operating income/(loss)	29,417	22,684	9,769	(64,897)	(3,027)
Income/(loss) before income taxes	29,417	22,684	9,769	(62,106)	(236)

2010
Revenue	$213,853	$218,380	$73,763	$—	$505,996
Operating income/(loss)	24,563	25,456	9,477	(53,415)	6,081
Income/(loss) before income taxes	24,563	25,456	9,477	(53,339)	6,157

The following summarizes our revenue by product for the quarters and six months ended July 1, 2011 and July 2, 2010:

	For the Quarter Ended		For the Six Months Ended
	July 1, 2011	July 2, 2010	July 1, 2011	July 2, 2010
Footwear	$168,697	$131,589	$416,865	$357,150
Apparel and accessories	66,027	52,069	160,275	137,758
Royalty and other	5,403	5,296	11,991	11,088

	$240,127	$188,954	$589,131	$505,996

Note 8. Inventory

Inventory consists of the following:

	July 1, 2011	December 31, 2010	July 2, 2010
Materials	$12,827	$11,299	$9,102
Work-in-process	1,711	841	1,382
Finished goods	237,182	167,928	166,722

Total	$251,720	$180,068	$177,206

Note 9. Goodwill and Intangibles

The Company completed its annual impairment testing for goodwill and indefinite-lived intangible assets in the second quarter of 2011, and determined that the carrying value of a certain intangible asset related to its howies® brand exceeded fair value. Accordingly, the Company recorded a non-cash impairment charge of $736 in its consolidated statement of operations. The impairment charge reduced the trademark of the howies® brand to its fair value of $540 at July 1, 2011.

The Company completed its annual impairment testing for goodwill and indefinite-lived intangible assets in the second quarter of 2010, and determined that the carrying values of certain goodwill and intangible assets, primarily related to its IPath® and howies® brands, exceeded fair value. Accordingly, the Company recorded non-cash impairment charges of $5,395 and $7,854 for goodwill and intangible assets, respectively, in its consolidated statement of operations. The impairment charge reduced the goodwill related to the IPath, North America retail, and Europe retail reporting units to zero. The charge of $7,854 reduced the trademark and other intangible assets of IPath and howies to their respective fair values at July 2, 2010 of $720 and $1,200. See Note 2 to the unaudited condensed consolidated financial statements for additional information.

A summary of goodwill activity by segment follows:

	2011			2010
	Gross	Accumulated Impairment	Net Book Value	Gross	Accumulated Impairment	Net Book Value
Balance at January 1:
North America	$36,876	$(4,912)	$31,964	$36,876	$—	$36,876
Europe	7,477	(483)	6,994	7,477	—	7,477

Total	$44,353	$(5,395)	$38,958	$44,353	$—	$44,353

Impairment charges:
North America	$—	$—	$—	$—	$(4,912)	$(4,912)
Europe	—	—	—	—	(483)	(483)

Total	$—	$—	$—	$—	$(5,395)	$(5,395)

Balance at end of quarter:
North America	$36,876	$(4,912)	$31,964	$36,876	$(4,912)	$31,964
Europe	7,477	(483)	6,994	7,477	(483)	6,994

Total	$44,353	$(5,395)	$38,958	$44,353	$(5,395)	$38,958

Intangible assets consist of trademarks and other intangible assets. Other intangible assets consist of customer, patent and non-competition related intangible assets. Intangible assets consist of the following:

	July 1, 2011			December 31, 2010
	Gross	Accumulated Amortization	Net Book Value	Gross	Accumulated Amortization	Net Book Value
Trademarks (indefinite-lived)	$31,710	$—	$31,710	$32,402	$—	$32,402
Trademarks (finite-lived)	3,731	(2,292)	1,439	4,064	(2,462)	1,602
Other intangible assets (finite-lived)	5,729	(5,248)	481	5,995	(5,160)	835

Total	$41,170	$(7,540)	$33,630	$42,461	$(7,622)	$34,839

Note 10. Credit Agreement

On April 26, 2011, we entered into a Third Amended and Restated Revolving Credit Agreement with a group of banks led by Bank of America, N.A. (the “Agreement”). The Agreement amends and restates in its entirety the Second Amended and Restated Revolving Credit Agreement dated as of June 2, 2006. The Agreement expires on April 26, 2016. The Agreement provides for $200,000 of committed, unsecured borrowings, of which up to $125,000 may be used for letters of credit. Any letters of credit outstanding under the Agreement ($1,595 at July 1, 2011) reduce the amount available for borrowing under the Agreement. Upon the approval of the bank group, the Company may increase the committed borrowing limit by $100,000 for a total commitment of $300,000. This facility may be used for working capital, share repurchases, acquisitions and other general corporate purposes. Under the terms of the Agreement, the Company may borrow at interest rates based on Eurodollar rates, plus an applicable margin of between 87.5 and 175.0 basis points based on a fixed charge coverage grid. In addition, the Company will pay a commitment fee of 12.5 to 25 basis points per annum on the total commitment, based on a fixed charge coverage grid that is adjusted quarterly. The financial covenants set forth in the Agreement relate to maintaining a minimum fixed charge coverage ratio of 2.25:1 and a leverage ratio of 2:1. The Company will measure compliance with the financial and non-financial covenants and ratios as required by the terms of the Agreement on a fiscal quarter basis. The Agreement also contains certain customary affirmative and negative covenants.

Note 11. Income Taxes

We provide for income taxes during interim periods based on our estimate of the effective tax rate for the year. Discrete items and changes in our estimate of the annual effective tax rate are recorded in the period they occur. During the first quarter of 2011, the Company recorded a charge of approximately $2,250 to income tax expense related to certain prior year matters.

In December 2009, we received a Notice of Assessment from the Internal Revenue Department of Hong Kong for approximately $17,600 with respect to the tax years 2004 through 2008. In connection with the assessment, the Company was required to make payments to the Internal Revenue Department of Hong Kong totaling approximately $900 in the first quarter of 2010 and $7,500 in the second quarter of 2010. These payments are included in prepaid taxes on our unaudited condensed consolidated balance sheet. We believe we have a sound defense to the proposed adjustment and will continue to firmly oppose the assessment. We believe that the assessment does not impact the level of liabilities for our income tax contingencies. However, actual resolution may differ from our current estimates, and such differences could have a material impact on our future effective tax rate and our results of operations.

Note 12. Share Repurchase

On March 10, 2008, our Board of Directors approved the repurchase of up to 6,000,000 shares of our Class A Common Stock. Shares repurchased under this authorization totaled 301,866 and 1,324,259 for the quarter and six months ended July 2, 2010, respectively. As of July 1, 2011, there were no shares remaining available for repurchase under this authorization.

On December 3, 2009, our Board of Directors approved the repurchase of up to an additional 6,000,000 shares of our Class A Common Stock. Shares repurchased under this authorization totaled 1,022,767 for the quarter and six months ended July 2, 2010. Shares repurchased under this authorization totaled 1,202,101 for the quarter and six months ended July 1, 2011. As of July 1, 2011, 1,695,336 shares remained available for repurchase under this authorization.

On May 26, 2011, our Board of Directors approved the repurchase of up to an additional 5,000,000 shares of our Class A Common Stock, all of which remained available for repurchase as of July 1, 2011.

From time to time, we use plans adopted under Rule 10b5-1 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, to facilitate share repurchases.

During the first six months of 2010, 200,000 shares of our Class B Common Stock were converted to an equivalent amount of our Class A Common Stock.

Note 13. Litigation

We are involved in various litigation and legal proceedings that have arisen in the ordinary course of business and with respect to particular transactions and events as described below. Management believes that the ultimate resolution of any such matters will not have a material adverse effect on our unaudited condensed consolidated financial statements.

Shareholder Litigation

Shortly after the Company entered into the Merger Agreement with V.F. Corporation, three putative stockholder class action complaints were filed, on behalf of Timberland’s public stockholders, in the Court of Chancery of the State of Delaware against Timberland, the members of the Timberland Board, V.F. Corporation, and V.F. Enterprises, Inc., a wholly-owned subsidiary of V.F. Corporation. The complaints generally allege, among other things, that the members of the Timberland Board breached their fiduciary duties owed to Timberland’s public stockholders by causing Timberland to enter into the Merger Agreement, approving the merger, failing to take steps to ascertain and maximize the value of Timberland, failing to conduct a public auction or other market check, and failing to provide Timberland’s public stockholders with the right to vote on whether to approve the merger, and that V.F. Corporation and V.F. Enterprises, Inc. aided and abetted such breaches of fiduciary duties. In addition, the complaints allege that the Merger Agreement improperly favors V.F. Corporation and unduly restricts Timberland’s ability to negotiate with other potential bidders. The complaints generally seek, among other things, declaratory and injunctive relief concerning the alleged fiduciary breaches, injunctive relief prohibiting defendants from consummating the merger, other forms of equitable relief, and compensatory damages. On June 30, 2011, the three actions described above were consolidated under the caption In re The Timberland Company Shareholder Litigation, C.A. No. 6577-CS. While this litigation is at an early stage, the Company believes that the claims are without merit and intends to defend against the litigation vigorously.

A purported class action, City of Omaha Police and Fire Retirement System, On Behalf of Itself and All Others Similarly Situated v. The Timberland Company and Jeffrey B. Swartz, U.S.D.C., District of New Hampshire, was filed on June 3, 2011 on behalf of persons who purchased the common stock of Timberland between February 17, 2011 and May 4, 2011, seeking remedies under the Securities Exchange Act of 1934. The Complaint alleges false and misleading statements and a scheme to defraud during the class period. While this litigation is at an early stage, the Company believes this lawsuit is without merit and intends to defend against the litigation vigorously.